                             Exhibit 99.1
CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces CFO Transition

Larry McAfee to Retire; Carey Hendrickson named CFO

Houston, TX, September 22, 2020 – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics, today announced that Larry McAfee will retire as Executive Vice President and Chief Financial officer, effective November 9, 2020.  Carey Hendrickson, currently Chief Financial Officer at Capital Senior Living Corporation (NYSE:CSU), will succeed Larry McAfee as the Company’s Chief Financial Officer, effective as of November 9, 2020.  Mr. McAfee will remain employed through December 9, 2020 to support the transition, at which time Mr. McAfee also will retire from the Company’s Board of Directors.

Mr. Hendrickson brings significant experience, most recently serving as Chief Financial Officer of Capital Senior Living, one of the nation’s largest operators of independent living, assisted living and memory care communities for senior adults, since May 2014, and as Chief Financial Officer of Belo Corp., a television company that owned and operated network-affiliated television stations and their associated websites, from 2010 through 2014.

“We are supremely grateful for Larry’s contribution and efforts as well as his leadership over these past 17 years; the transformation of our Company in that timeframe has been significant,” said Chris Reading, the Company’s Chief Executive Officer.  “Earlier this year after announcing his retirement Larry let us know that he would defer that date until we were on secure footing with respect to our COVID-19 response.  Our entire team has worked very hard to get us to the point where we have high confidence in our continued path forward. Larry has helped tremendously with those efforts and has more than earned his well-deserved retirement after more than 17 years with our Company.  I know all of our employees and partners join me in thanking Larry for his tremendous contributions as well as wishing him much continued health and happiness in his well-earned retirement.”
Mr. Reading continued, “We are also excited to welcome Carey to our USPH family as our Chief Financial Officer following a very comprehensive search beginning in January of this year.  Carey has a long and proven track record as a public company CFO with Capital Senior Living and prior to that with BELO.  In addition to his experience, which is significant, he will be a great cultural fit for us and embodies the servant leadership that we look for in our senior executives.  Carey has established himself as a person of great character and integrity and our team is looking forward to helping him to settle in to his new role with us beginning in November.”

About Carey Hendrickson

Carey P. Hendrickson, age 58, has served as the Chief Financial Officer of Capital Senior Living Corporation (NYSE:CSU), one of the nation’s largest operators of independent living, assisted living and memory care communities for senior adults, since May 2014.  From 2010 through 2014, he served as the Senior Vice President/Chief Financial Officer and Treasurer of Belo Corp. (NYSE:AHC), a television company that owned and operated network-affiliated television stations and their associated websites (“Belo”). Prior to serving in such capacity, Mr. Hendrickson served Belo in various roles including Senior Vice President/Chief Accounting Officer, Vice President/Human Resources, Vice President/Investor Relations and Corporate Communications, and Vice President/Strategic & Financial Planning. He began his career with KPMG LLP and was the director of financial planning for Republic Financial Services before joining Belo in 1992. Mr. Hendrickson received a BBA in Accounting from Baylor University and a Master of Business Administration in Finance from the University of Texas in Arlington.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 551 outpatient physical therapy clinics (of which 8 are not currently seeing patients) in 39 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 32 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.